United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ◻

Check the appropriate box:

 ◻	Preliminary Proxy Statement
 ◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
 ◻	Definitive Proxy Statement
 ☒	Definitive Additional Materials
 ◻	Soliciting Material Pursuant to §240.14a-12

eGain Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 ☒	 No fee required.
 ◻	 Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.
	 1)	 Title of each class of securities to which transaction applies:
	 2)	 Aggregate number of securities to which transaction applies:
	 3)	 Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	 4)	 Proposed maximum aggregate value of transaction:
	 5)	 Total fee paid:
 ◻	 Fee paid previously with preliminary materials.
 ◻



Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	 1)	 Amount Previously Paid:
	 2)	 Form, Schedule or Registration Statement No.:
	 3)	 Filing Party:
	 4)	 Date Filed:

EGAIN CORPORATION

1252 Borregas Avenue

Sunnyvale, California 94089

(408) 636-4500

Supplement to the Proxy Statement for

Annual Meeting of Stockholders

to be held on November 21, 2019

This proxy statement supplement (this “Supplement”), dated November 6, 2019, supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of eGain Corporation (“eGain” or the “Company”) dated October 11, 2019 and made available to stockholders in connection with the Annual Meeting of Stockholders of eGain to be held on November 21, 2019. Except as specifically supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares. The purpose of this supplement is solely to correct the paragraph under the heading “Proposal Three—Ratification of Independent Registered Public Accounting Firm—Audit Fees” on page 28 of the Proxy Statement, which is corrected to read as follows:

“The aggregate audit fees and expenses billed by BPM for professional services rendered for the audit of the Company’s annual consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, reviews of the Company’s unaudited condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings, including Current Reports on Form 8-K and follow-on public offering, were approximately $737,000 for fiscal year 2019 and $557,000 for fiscal year 2018.”